Exhibit 99.1

zSpace Reports First Quarter 2025 Financial Results

SAN JOSE, Calif., May 14, 2025 – zSpace (NASDAQ: ZSPC) (“zSpace” or the “Company”), a leader in augmented and virtual reality solutions for education, is announcing its financial results for the three months ended March 31, 2025.

“We are pleased with the strategic progress we made to start the year,” said Paul Kellenberger, CEO of zSpace. “We successfully transitioned to our next-generation Inspire 2 laptop, expanded our software capabilities through the acquisitions of BlocksCAD and Second Avenue Learning, and we joined the Russell 2000® and Russell 3000® Indexes, a significant milestone for our business. These developments should strengthen our platform, extend our reach into STEM and workforce development markets, and position us for long-term growth.

"Despite a revenue decline in Q1, we are encouraged by the continued growth in our higher margin software and services business, which increased 11% year-over-year. This is a critical part of our strategy as we scale our platform with recurring revenue streams.”

Mr. Kellenberger continued, “Subsequent to quarter-end, we closed a $20 million convertible debt financing facility, which enhances our capital structure and positions us to execute on our strategic initiatives. While we faced a challenging macro environment in Q1, marked by uncertainty in federal and state funding programs and ongoing volatility in tariffs and policy decisions, we remain confident in the opportunities ahead. With a strong foundation in place and growing demand for immersive learning solutions, we believe we are well-positioned to continue delivering long-term value for our shareholders.”

First Quarter 2025 Financial Summary vs. Same Year-Ago Period

●	Revenue of $6.8 million vs. $7.8 million.
●	Gross margin of 47.4% vs. 34.5%.
●	Net loss of ($5.8) million vs. ($12.2) million.

Recent Business Highlights

●	Subsequent to quarter-end, the Company closed a $20 million convertible financing facility, with $13 million funded at closing; approximately $6 million of which was used to pay down existing debt.
●	Fully transitioned to shipping the Inspire 2 laptop, which delivers the same immersive zSpace experience while driving cost efficiencies.
●	On April 15, 2025, zSpace announced the completion of its acquisition of Second Avenue Learning, an Education Technology innovator specializing in curriculum-aligned digital tools. Second Avenue founder and CEO, Tory Van Voorhis, joined zSpace as SVP of Product Strategy.
●	On March 13, 2025, zSpace announced its inclusion in the Russell 2000® and Russell 3000® Indexes as part of the quarterly Russell US Index IPO additions, effective March 24, 2025.
●	On March 11, 2025, zSpace announced the completion of its acquisition of BlocksCAD, a 3D design and modeling platform for STEM education, expanding zSpace’s capabilities in project-based learning and coding education.

First Quarter 2025 Financial Results

Revenue in the first quarter of 2025 was $6.8 million compared to $7.8 million in the first quarter of 2024. The decrease was primarily driven by funding uncertainty within the Company’s customer base and delays in the delivery of committed orders.

Gross margins were 47.4% compared to 34.5% in the first quarter of 2024, an improvement of approximately 13 percentage points, driven by a 10% shift in revenues from hardware into software and services, improvements in hardware profitability from the Inspire 2 platform, and a greater proportion of sales of zSpace-owned software content versus 3rd party licensing.

Annualized Contract Value (ACV) of renewable software at March 31, 2025, was $11.6 million, representing a 10% increase compared to $10.6 million a year ago.

Net Dollar Revenue Retention (NDRR) at March 31, 2025, was 97% for customers with over $50,000 of ACV, compared with the same customers as of March 31, 2024.

Bookings in the first quarter of 2025 were $8.3 million, down 6% year-over-year. Excluding China, U.S. and rest-of-world, bookings were $6.7 million, down 9% year over year. This reflects growth of 3% in the U.S. market, and a 78% decline in international geographies other than China relative to the comparable prior year period.

Operating expenses, excluding stock-based compensation expense, in the first quarter of 2025 were $7.6 million compared to $7.0 million in the first quarter of 2024.

Net loss in the first quarter of 2025 was ($5.8) million compared to ($12.2) million in the first quarter of 2024.

Balance Sheet

As of March 31, 2025, zSpace had approximately $1.1 million in cash, cash equivalents and restricted cash, compared to $1.2 million in cash, cash equivalents and restricted cash as of March 31, 2024.

Conference Call

zSpace will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT on Wednesday, May 14, 2025, with the Company’s Chief Executive Officer, Paul Kellenberger, and the Company’s Chief Financial Officer, Erick DeOliveira. A live webcast of the call will be available on the Events and Presentations section of zSpace’s investor relations website.

To access the call by phone, please use this registration link and you will be provided with dial-in details.

To avoid delays, participants are encouraged to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About zSpace

zSpace, Inc. (NASDAQ: ZSPC) delivers innovative augmented and virtual reality (AR/VR) experiences that drive achievement in STEM, CTE, and career readiness programs. Trusted by over 3,500 school districts, technical centers, community colleges, and universities, zSpace allows students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Headquartered in San Jose, California, zSpace holds over 70 patents and our hands-on "learning by doing" solutions have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021.

Key Metric Definitions

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

We reference bookings in this press release, which is an internal operational measure of the business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion.

We reference Annualized Contract Value (ACV) in this press release, which is an internal operational measure of the business. To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active renewable software licenses.

We reference Net Dollar Revenue Retention (NDRR) in this press release, which is an internal operational measure of the business. We calculate our NDRR as of a given period end by starting with the ACV from all customers with contracts of at least $50,000 of ACV as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our NDRR.

Bookings, ACV, and NDRR are non-GAAP financial measures (U.S. generally accepted accounting principles). These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements" within the meaning of the Private Securities litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in the "Risk Factors" section of the Company's filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and zSpace, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Press Contact:

Amanda Austin

press@zspace.com

408-498-4050

Investor Relations Contact:

Gateway Group
Cody Slach
949.574.3860
ZSPC@gateway-grp.com

FINANCIAL TABLES

	INCOME STATEMENT
	3 Months Ended March 31, 2025
	2025	2024
Revenue	$6,759		$7,841
Cost of goods sold	$3,553		$5,139
Gross profit	$3,206		$2,702
Gross profit %	47.4%		34.5%
Operating expenses:
Research and development	$1,095		$1,977
Selling and marketing	$4,002		$5,505
General and administrative	$3,493		$6,609
Total operating expenses	$8,590		$14,091
Loss from operations	$(5,384)		$(11,389)
Other (expense) income:
Interest expense	$(502)		$(729)
Other income (expense), net	$56		$(82)
Loss on extinguishment of debt	$—	4	(52)
Loss before income taxes	$(5,830)		$(12,252)
Income tax expense (benefit)	$2		$(5)
Net loss	$(5,832)		$(12,247)

	BALANCE SHEET
	March 31,	March 31,	December 31,
	2025	2024	2024
Selected Balance Sheet Information:
Cash and cash equivalents	$1,129	$1,188	$4,864
Accounts receivable, net	$3,838	$6,483	$3,176
Inventory, net	$1,984	$4,043	$3,238
Total Assets	$9,849	$14,352	$13,532
Accounts payable & accrued expenses	$11,489	$14,359	$11,021
Convertible, other debt and accrued interest	$14,824	$19,505	$13,557
Total liabilities	$29,468	$37,601	$28,220
Temporary redeemable preferred stock	$—	$112,142	$-
Stockholders' deficit	$(19,619)	$(135,391)	$(14,688)
Total Liabilities, Temporary Redeemable Preferred Stock, and Stockholders' Deficit	$9,849	$14,352	$13,532